Exhibit 4.4(a)

Supplemental Indenture (this “Supplemental Indenture”), dated as of February 2, 2006, among each of Basell Polyolefine GmbH, Basell Bayreuth Chemie GmbH, Basell Germany Holdings GmbH, Basell Polyolefins UK Ltd., Basell UK Holdings Ltd., Basell Canada Inc., Basell Asia Pacific Ltd., Basell Holdings B.V., Basell International Holdings B.V., Basell Benelux B.V., Basell Europe Holdings B.V. and Basell Finance Company B.V., as Guarantors (collectively, the "Guaranteeing Subsidiaries"), and The Bank of New York, a national banking association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, Basell AF SCA (formerly NELL AF S.À.R.L.), a company incorporated under the laws of The Grand Duchy of Luxembourg (the "Issuer"), each of the Guarantors named therein, as Guarantors (the "Original Guaranteeing Subsidiary"), The Bank of New York, as Trustee, Registrar, Paying Agent, Transfer Agent and Listing Agent, ABN AMRO Bank N.V., as Security Agent, and AIB/BNY Fund Management (Ireland) Limited, as Irish Paying Agent, have heretofore executed and entered into an indenture (the “Indenture”) dated as of August 10, 2005 providing for the issuance of an aggregate principal amount of $615,000,000 of the Issuer's 8-3/8% Senior Notes due 2015 (the “Dollar Notes”) and €500,000,000 of the Issuer's 8-3/8% Senior Notes due 2015 (together with the Dollar Notes, the "Notes"); and

WHEREAS, the Indenture provides that the Issuer shall use its commercially reasonable efforts to cause Restricted Subsidiaries of the Issuer that account for, in the aggregate, greater than 50% of the Consolidated EBITDA of the Issuer for the year ended December 31, 2004 to issue Guarantees in accordance with the Indenture not later than the date that is 180 days after the Issue Date.

NOW THEREFORE, in consideration of the foregoing, each of the Guaranteeing Subsidiaries and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.            Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.            Agreement to Be Bound. Each Guaranteeing Subsidiary hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture. Each Guaranteeing Subsidiary agrees to be bound by all of the provisions of the Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

3.            Agreement to Guarantee. Each Guaranteeing Subsidiary hereby, jointly and severally with each other Guaranteeing Subsidiary and each Original Guaranteeing Subsidiary, unconditionally and irrevocably guarantees, on a senior subordinated basis to each Holder of a Note (including any Additional Notes upon issuance in accordance with Section 2.18 of the Indenture) authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforcement of the Indenture, the Notes or the Obligations of the Issuer or any other Guarantors to the Holders or the Trustee thereunder or under the Indenture, that: (a) the principal of, premium, if any, and interest on the Notes (and any interest accrued pursuant to Section 2.12 of the Indenture or Supplemental Indenture accrued pursuant to Section 4.19(c) of the Indenture payable thereon) shall be duly and punctually paid in full when due, whether at maturity, upon redemption at the option of the Holders pursuant to the provisions of the Notes relating thereto, by acceleration or otherwise, and interest on the overdue principal and (to the extent permitted by law) interest, if any, on the Notes and all other obligations of the Issuer or the Guarantors to the Holders or the Trustee hereunder or thereunder (including amounts due the Trustee under Section 7.07 of the Indenture) and all other payment obligations shall be promptly paid in full or performed, all in accordance with the terms of the Indenture and thereof and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at maturity, by acceleration or otherwise.

4.            Limitation on Guarantees.

(a)            General. The obligations of each Guarantor under its Guarantee are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law.

(b)            German Guarantors. To the extent that a Guarantee is granted by a Guarantor incorporated in Germany as a limited liability company (GmbH) (a "German Guarantor") and secures debt other than debt of such German Guarantor itself or any of its Subsidiaries, the following shall apply:

(i)            Each German Guarantor guarantees the payment of all and any amounts, which correspond to funds that have been received pursuant to the issuance of Notes under the Indenture and have been on-lent to, or otherwise passed on to, the relevant German Guarantor or any of its Subsidiaries, to the extent that any such amount is still outstanding at the time the relevant demand is made against such German Guarantor.

(ii)            Each German Guarantor further guarantees the payment of any amount in excess of the amounts payable by the relevant German Guarantor pursuant to paragraph (b)(i) above, its relevant liability is however limited as follows:

(A)            The Trustee and holders of Notes shall not be entitled to enforce the Guarantee in an amount exceeding the amounts payable under paragraph (b)(i) above to the extent that the further enforcement of the Guarantee exceeding the amounts payable under paragraph (b)(i) above has the effect of:

(1)            reducing the German Guarantor's net assets (Nettovermögen) (the "Net Assets") to an amount less than its stated share capital (Stammkapital); or

(2)            (if the Net Assets are already an amount less than the stated share capital) causing such amount to be further reduced,

and thereby affect the assets required for the obligatory preservation of its stated share capital according to §§ 30, 31 German GmbH-Act (GmbH-Gesetz) (the "GmbH-Act").

(B)            The value of the Net Assets shall be determined in accordance with GAAP consistently applied by the German Guarantor in preparing its unconsolidated balance sheets (Jahresabschluss according to § 42 GmbH-Act, §§ 242, 264 of the German Commercial Code (HGB)) in the previous years, save that:

(1)            the amount of any increase of the stated share capital (Stammkapital) of the German Guarantor registered after the date hereof without the prior written consent of the Trustee shall be deducted from the relevant stated share capital;

(2)            loans provided to the relevant German Guarantor by the Company or any of its Subsidiaries after the date hereof shall be disregarded if such loans are subordinated, or are considered subordinated pursuant to § 32a GmbH-Act; and

(3)            loans and other liabilities incurred in violation of the provisions of the Indenture after the date hereof shall be disregarded.

(C)            The limitation set out in paragraph (b)(ii)(A) above shall not apply if the relevant German Guarantor has filed for insolvency or temporary or insolvency proceedings have been commenced.

(D)            If the enforcement of the Guarantee in an amount exceeding any amount to be paid under paragraph (b)(i) above has led to one of the effects referred to in paragraph (b)(ii)(A) above, then the relevant German Guarantor shall realise at market value any and all of its assets that are shown in its balance sheet with a book value (Buchwert) that is significantly lower than their market value if such assets are not necessary for the relevant German Guarantor's business (nicht betriebsnotwendig), to the extent necessary to satisfy the amounts requested under this paragraph (b)(ii).

(E)            The limitation set out in paragraph (b)(ii)(A) above does not affect the right of the Trustee or holders of Notes to claim again any outstanding amount at a later point in time if and to the extent that paragraph (b)(ii)(A) above would allow this at that later point.

Notwithstanding the foregoing the Trustee and the holders of Notes waive their rights to enforce the Guarantee to the extent that and as long as such enforcement would be in violation of the prohibition of an intervention threatening the existence of that German Guarantor (Verstoß gegen das Verbot des existenzvernichtenden Eingriffs).

(c)            Dutch Guarantors.  The obligations under a Guarantee of a Guarantor incorporated in The Netherlands (a "Dutch Guarantor") or, for the purpose of paragraph (i) below only, of a Subsidiary of such Dutch Guarantor will not apply to the extent that it would result in the Guarantee given by that Dutch Guarantor:

(i)            constituting unlawful financial assistance within the meaning of Section 2:98c or 2:207c of the Dutch Civil Code (Burgerlijk Wetboek); or

(ii)            conflicting with Section 2:7 of the Dutch Civil Code (Burgerlijk Wetboek).

Any amount which may be guaranteed by Basell Benelux B.V. shall not exceed the amount permitted to be guaranteed or otherwise incurred as Debt (as defined in the Fiscal and Paying Agency Agreement dated 15 March 1997 in respect of the US$300,000,000 8.10 per cent. guaranteed notes due 15 March 2027 issued by Montell Finance Company B.V. (now known as Basell Finance Company B.V.) (the "2027 Notes") as supplemented by the Amendment to Fiscal and Paying Agency Agreement dated as of 25 July 2002 (together, the "Existing Notes Finance Documents") in accordance with the terms of the Existing Notes Finance Documents after taking into account all other Debt (as defined in the Existing Notes Finance Documents) of all Restricted Subsidiaries (as defined in the Existing Notes Finance Documents), provided that such limitation on the amount guaranteed shall not operate so as to release Basell Benelux B.V. from its obligations under its Guarantee and further provided that upon the refinancing in full of the 2027 Notes, the limitations on guarantees which exist as a result of the provisions of the Existing Notes Finance Documents shall be automatically removed from the date of such refinancing and accordingly that this paragraph restricting it as a Guarantor under the Indenture and the Notes shall cease to operate and have any force and effect from the date of such refinancing.

Additionally, in the case of Basell Benelux B.V. its obligations under its Guarantee shall apply only insofar as required to guarantee the payment obligations of the Issuer and any other Guarantor with respect to any proceeds of the Notes directly or indirectly made available by the Issuer or any other Guarantor to Basell Benelux B.V. through intra-group loans or facilities and limited to the amount of such loans or facilities available to Basell Benelux B.V. as outstanding from time to time.

(d)            Financial Assistance.  Notwithstanding the foregoing each Guarantor is not guaranteeing any liabilities which would result in, and the Trustee and the holders of Notes waive their rights to enforce each Guarantee to the extent and as long as such enforcement would result in, the relevant Guarantor not complying with any applicable financial assistance rules.

5.            Ratification of Indenture; Supplemental Indenture Is Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of a Note heretofore or hereafter authenticated and delivered shall be bound hereby.

6.            Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. Each of the parties hereto agrees to submit to the non-exclusive jurisdiction of the competent courts of the State of New York in any action or proceeding arising out of or relating to this Supplemental Indenture.

7.            Duplicate Originals. All parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement.

8.            Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

9.            The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiaries.

(Signature page follows.)

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

BASELL POLYOLEFINE GMBH

By:            /s/ P. Vacua
Name:       P. Vacua
Title:         Attorney In Fact

BASELL BAYREUTH CHEMIE GMBH

By:            /s/ P. Vacua
Name:       P. Vacua
Title:         Attorney In Fact

BASELL GERMANY HOLDINGS GMBH

By:            /s/ P. Vacua
Name:       P. Vacua
Title:         Attorney In Fact

BASELL POLYOLEFINS UK LTD.

By:            /s/ P. Vacua
Name:       P. Vacua
Title:         Attorney In Fact

BASELL UK HOLDINGS LTD.

By:            /s/ P. Vacua
Name:       P. Vacua
Title:         Attorney In Fact

BASELL CANADA INC.

By:            /s/ P. Vacua
Name:       P. Vacua
Title:         Attorney In Fact

BASELL ASIA PACIFIC LTD.

By:            /s/ P. Vacua
Name:       P. Vacua
Title:         Attorney In Fact

BASELL HOLDINGS B.V.

By:            /s/ P. Vacua
Name:       P. Vacua
Title:         Attorney In Fact

BASELL INTERNATIONAL HOLDINGS
B.V.

By:            /s/ P. Vacua
Name:       P. Vacua
Title:         Attorney In Fact

BASELL BENELUX B.V.

By:            /s/ P. Vacua
Name:       P. Vacua
Title:         Attorney In Fact

BASELL EUROPE HOLDINGS B.V.

By:            /s/ P. Vacua
Name:       P. Vacua
Title:         Attorney In Fact

BASELL FINANCE COMPANY B.V.

By:            /s/ P. Vacua
Name:       P. Vacua
Title:         Attorney In Fact

THE BANK OF NEW YORK, as Trustee

By:            /s/ Charlotte Fricker
Name:       Charlotte Fricker
Title:         Assistant Vice President